Exhibit 10.2

DEFERRED COMPENSATION AGREEMENT

THIS DEFERRED COMPENSATION AGREEMENT (this “Agreement”) is made and dated as of March 31, 2003, between ITC^DeltaCom, Inc. (the “Company”) and Gerald McCarley (“McCarley”).

WHEREAS, McCarley is a non-employee member of the Board of Directors of the Company; and

WHEREAS, McCarley wishes to defer certain director’s fees, committee fees, and retainer that he is scheduled to receive from the Company in 2003 and 2004.

NOW, THEREFORE, the parties hereto agree as follows:

1.    Deferral of 2003 Compensation. McCarley hereby elects, and the Company hereby agrees, to defer receipt of any director’s fees, committee fees, and retainer that would be received for services provided to the Company after March 31, 2003, in 2003 as a member of the Board of Directors or of a Committee of the Board of Directors.

2.    Deferral of 2004 Compensation. McCarley hereby elects, and the Company hereby agrees, to defer receipt of all director’s fees, committee fees, and retainer that would be received for services provided to the Company after June 30, 2004, in 2004 as a member of the Board of Directors or of a Committee of the Board of Directors.

3.    Payment of Deferred Compensation. The parties agree that any and all amounts deferred pursuant to this Agreement shall be payable to McCarley by the Company, in a single lump sum, without interest, on January 4, 2005; provided, however, that if McCarley separates from service with the Company prior to January 4, 2005, he shall receive payment of the deferred compensation in a single lump sum, without interest, as soon as practicable after his separation from service.

4.    Beneficiary Designation. McCarley may designate a beneficiary who is to receive, upon his death, the payment that otherwise would have been paid to him. The designation shall be in writing and shall be effective only if and when delivered to the General Counsel of the Company.

5.    Applicable Law. This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

6.    Rights as a Non-Employee Director. Nothing contained in this Plan shall be construed as giving McCarley a right to be retained as a non-employee director of the Company.

7.    Limitation of Rights. McCarley’s right to receive a payment pursuant to this Agreement is an unsecured claim against the general assets of the Company. McCarley shall not have any preferred claim on, or any beneficial ownership interest in, any assets of the Company prior to the time that any such assets are paid to McCarley as provided in Paragraph 3 of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in their names as of the date first above written.

Attest:	ITC^DELTACOM, INC.

/s/ J. Thomas Mullis	/s/ Sara L. Plunkett

Secretary	Vice President

/s/ Gerald McCarley

Gerald McCarley